Exhibit 10.8

Certain information identified by bracketed asterisks ([***]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

FRAMEWORK PURCHASE AGREEMENT

This framework purchase agreement (the “FPA”) is entered into between

Volvo Car Corporation 556074-3089, with registered address at SE-405 31, Göteborg, Sweden (the “Buyer”); and

Luminar Technologies Inc., with registered address at 2601 Research Parkway Orlando, FL 32826 United States (the “Supplier”)

The Buyer is engaged in development, manufacturing, marketing and sale of premium passenger cars and solutions related thereto, including Autonomous Driving.

The Supplier is a new player within the automotive industry and is engaged in development, manufacturing, marketing and sale of world-class goods (Lidar), and services related thereto, for use with premium passenger cars.

The Buyer has chosen the Supplier on a non-exclusive basis as supplier of goods for the Program (as defined below) on the terms stated below.

The parties now wish to initiate activities to enable supply of ‘Forward Looking LIDAR’ by the Supplier or its affiliates to the Buyer or its affiliates for use in the Program; further the parties wish to establish procedures for entering into purchase agreements, and agree on the terms that govern such purchase agreements,

It is agreed as follows.

1	DEFINITIONS

1.1	Words or phrases defined in Attachment I (“PMGTC”) referred to in section 2.1 below and used in this FPA shall have the same meaning when used here.

1.2	In addition to the definitions in section 1.1, word or phrases defined in this section shall have the following meaning:

“Final Data Judgement” means the point in time when all design and development or other engineering work is completed, and the relevant data is deemed ready for verification prototype tooling.

“Preparatory Activities” means design and development or other engineering work, purchase raw material, and commence casting or rough cutting, however, other than manufacturing work as stated in section 4.1.

“Program” means [***]

(Note: [***] is assumed to be for operation on highways up to 70 kph).

“SOP” means target date [***] when the Buyer’s start of production is scheduled.

2	FPA DOCUMENTS

2.1	This FPA comprises the following appendices, which constitute an integrated part of this FPA:

2.1.1	[***]

2.1.2	PMGTC (attachment)

2.1.3	Prices, assumptions, and targets

Both parties are committed to identifying, working together and creating a path forward around specific areas of Program Processes and Purchasing power in order to maximize efficiencies and lowering costs throughout the Program (shared value creation).

Agile Pricing Framework

As part of the overall Agile working relationship Supplier will provide full transparency in pricing and business model. In order to focus on this collaboration Supplier will provide all component costs, any potential licensing fees, process costs, SG&A and profit as referenced in the [***] document.

Through this agile framework Supplier commits to work with Buyer to minimize product costs, and align on a transparent mutually-agreeable cost based pricing plan.

Jointly, the parties will drive component and sub-assembly costs down by:

(i) Supplier development and optimization via transfer of Supplier’s advanced manufacturing processes

(ii) Leveraging Buyer’s purchasing capabilities with our suppliers

(iii) Aggressive ongoing cost-engineering exercises with dedicated staffing

(iv) Lock-down of volume commitments required to drive lower supplier costs.

The Model I price [***] with a long term target of [***]. Long term Buyer and Supplier will work in a transparent way to identify opportunities to drive cost efficiencies. Upon nomination, a proof of concept needs to be kicked off to establish the best way to work on this together. Supplier has presented, but not yet shared, a fully costed BOM and has already identified opportunities for cost reductions. Upon nomination the full BOM will be shared with Buyer.

Reference Document: [***] (Pages 12-16)

Samples & Prototypes

Samples are being quoted as follows:

[***]

Buyer will endeavour to provide guidance for sample orders [***] in advance with formal orders [***] in advance of delivery. Estimated non-binding sample order sizes per program milestone are listed below:

[***]

Supplier is open and willing to work with [***] as an affiliate and development partner of Buyer.

2.1.4	Volvo Cars Cost Detail Sheet

Per Agreement with Supplier, upon nomination / contract signing full BOM, and MFG process details (CSU) will be shared and joint cost activities will commence to optimize the cost for mutual benefit.

Reference Document: [***] (Pages 12-16)

2.1.5	Final sourcing prerequisites volume and capacity

Given the volatility / uncertainty of the AD market, the volumes provided for this program are non-binding estimates only based on best known current information and planning.

[***]

Assumed Vehicles and production location (Note: This is based on best available information, is non-binding and provided as a guide only, which could change):

[***]

Supplier confirms Buyer will be [***] when it comes to component supply capacity and Supplier are committed to ensuring that production capacity meets the expected needs from Buyer.

2.1.6	ESOW (attachment)

ESOW Issue 6: Signed by Supplier on 20191003, Referenced by SUPPLIER in quote: ESOW Base Doc Dev Tier1 FLSR Electrical_Electronic_Engineering HW & SW_20191003_Luminar_Signed

2.1.7	Packaging Assumptions (attachment)

Supplier is committed to working with Buyer to design optimal packaging solutions in order to deliver Supplier LiDAR products and solutions to Buyer Manufacturing facilities globally and are open to creating and implementing solutions in accordance with and support of our growing sustainability plan and program. Supplier agrees and expects to work in a collaborative, transparent way to identify cost efficiencies with Buyer. Packaging costs to fall within the Price Cap agreed upon in the Agile Pricing Framework, the cost will be broken down and aligned with Buyer once it is defined.

Preliminary Packaging Assumptions found in attachments:

•	FLSR PAC

•	HAD LIDAR FLSR HWP 1 Packaging Worksheet 20191126

2.1.8	Quality Target and Concern Resolution (attachment)

See attachment: Quality Target and Concern Resolution

2.1.9	D&D Cost Split Up

The NRE for Buyer specific development work is [***]. As part of the shared value and support provided by Buyer, Supplier will limit the total NRE spend for Buyer to [***]. Supplier agrees to NRE payment terms of [***], upon Business Award (contract signing). Based on the schedule and planned expense timing the up-front payment is expected to be spent [***] of project kick-off. [***] will be budgeted per year by Buyer for NRE payments. NRE expenses beyond [***] per year will be invoiced with a payment date set for the beginning of the following calendar year at a maximum of the [***] per year. This is referenced on p.19 of the Agile Framework Lidar v1.3 document, which is attached. The balance of the development cost above the Buyer [***] cap will be covered through existing Supplier capital and planned capital raise post nomination. Supplier agrees to share full details of NRE costs to Buyer.

NRE Outline by ESOW

This table provides a break-down of NRE by ESOW. [***]

[***]

2.1.10	Sustainability (attachment)

Supplier is committed to the deployment of a comprehensive Social Responsibility and sustainability Program commensurate with customer and partner expectations. Supplier is currently committed to defining policies around:

•	Energy consumption and Emissions

•	Water Quality & Consumption

•	Air Quality

•	Natural Resources Management and Waste Reduction

•	Responsible Chemical Management

As Supplier move towards industrialization, will work with Buyer to develop and implement strategies that are in line with Global Goals for sustainable development.

Supporting Attachments:

[***]

2.1.11	Industrialization

Supplier will Manufacture the product out of Luminar’s Florida site and work with Buyer in line with SQM requirements regarding any plans to change the industrialization footprint.

[***]

2.1.12	[***]

Given the value that a Buyer nomination will create for Supplier and our joint commitment towards a model of shared value creation, [***] in Supplier are offered to Buyer in connection to this nomination. A prerequisite for the buyer to sign this agreement is for the parties to enter into the [***] agreement, supplier and buyer [***].

2.1.13	Data Sharing

Buyer and Supplier agree to work together in good faith to develop and deploy mutually agreeable Data Sharing protocols to enable successful development together.

2.2	The attachments are incorporated by reference and accessible as follows:

(i)	Schedule A and B are not applicable in this FPA.

(ii)	PMGTC are published on the Volvo Cars Supplier Portal,

(iii)	ESOW is handled separately,

(iv)	Other attachments than stated in this section 2.2 items (i)-(iii) are handled through Volvo Cars Global Sourcing application

2.3	If there are any inconsistencies or contradictions between

(v)	the terms of the schedules and the FPA, the terms of the schedules will take precedence,

(vi)	the terms of schedules, the terms of schedule A will take precedence,

(vii)	the terms of this FPA and the attachments, this FPA will take precedence, or

(viii)	the terms of the attachments, the attachments will take precedence in the numerical order stated in section 2.1.

3	UNDERTAKINGS UNDER THIS FPA

3.1

By entering into this FPA the Buyer and the Supplier undertake to commence work and other activities and make such other investments as required to enable the Buyer or its Affiliates to enter into Purchase Agreement(s) on Goods with the Supplier or its Affiliates. If the Buyer’s Affiliates and/or the Supplier’s Affiliates are to enter into Purchase Agreement(s) under this FPA, the Buyer and the Supplier shall cause the relevant Affiliates to comply with all terms of this FPA.

3.2

During the term of this FPA the Supplier undertakes to have no less production capacity than stated in Attachment IV, and to ensure that the agreed production capacity is available at all times for the manufacture and supply of the volumes of the Goods required by the Buyer from time to time.

3.3	The Supplier undertakes to perform in accordance with this FPA and its Attachments to meet the following dates:

(i)	the SOP, and

(ii)

all other dates, e.g. the dates for the Supplier’s commencement and completion of design, development and other engineering work, supply of pre-production material and other relevant dates, as stated in the ESOW and other documents attached to this FPA or referred to in those documents.

In relation to those dates, the Buyer or its Affiliates may issue one or more Purchase Orders.

3.4

The Supplier acknowledges that the Supplier’s and/or its Affiliates’ fulfilment of all their obligations under this FPA, and all Purchase Agreements entered into under this FPA, is of essence for the Buyer to successfully accomplish the Program.

4	TOOLING

4.1

If the Supplier must acquire Tooling to meet the dates stated in section 3.3 above, the Supplier undertakes to start manufacturing work on or with respect to that Tooling only upon the Buyer’s written approval. Note that in this agreement there is no tooling cost to the Buyer.

4.2

If the Supplier must commence any Preparatory Activities with respect to Tooling prior to Final Data Judgement in order to meet the dates stated in section 3.2 above, the Supplier undertakes to start such activities only upon the Buyer’s written approval. Unless otherwise agreed, the Buyer will pay the Supplier for such Preparatory Activities the less of

[***]

4.3

The ESOW includes one or more dates provided by the Supplier when the Buyer’s written approval stated in section 4.1 above is needed. Notwithstanding those dates included in the ESOW, the Supplier shall [***] in advance provide the Buyer with a written request stating that the Buyer’s written approval to start manufacturing work on or with respect to that Tooling is needed. The Supplier’s written request shall identify the Tooling in question and include details reasonably required by the Buyer to give its written approval.

5	ALLOCATION OF RISK

5.1

The Supplier acknowledges that the Buyer Program is based on a number of economic and business factors, variables and assumptions, some or all of which may change over time, and may or may not be accurate at the time they were made or later on, and accordingly

(i)	that the Buyer and/or its Affiliates do not give the Supplier any guarantees or commitments as regards to volumes or other purchase and sell expectations, and

(ii)	that the Supplier and/or its Affiliates do not give the Buyer any guarantees or commitments as regards to volumes exceeding the Volume Projections.

5.2

The Buyer and the Supplier agree that section 5.1 reflect a reasonable allocation of risk and that neither party would enter into this FPA without these limitations on liability. However, if there is a clear trend that actual purchase and sell of Goods will substantially deviate from the expectations stated in the Volume Projections, the parties agree to enter into good faith negotiations.

5.3

If, because of the Buyer’s cancellation of the Program, the Supplier believes it is entitled to reimbursement of any of its costs for work and investments under this FPA, the Supplier may submit a claim to the Buyer. For clarity, section 25 of PMGTC shall apply with respect to any Supplier claim under this FPA.

6	RELATIONSHIP TO PURCHASE AGREEMENTS

6.1	[***]

6.2	The parties agree that a Purchase Agreement is concluded, and will consist of the terms, as stated in section 3 of PMGTC.

7	TERM AND TERMINATION

7.1	This FPA enters into force on the last date signed and is valid until the last of the date of

(vi)	fifteen (15) years following the end of the Buyer’s serial production for which that Goods is used, or

(vii)	the expiry of the last of the Purchase Agreements entered into hereunder for the Goods.

7.2	Either party may terminate this FPA as stated in sections 24.1 and 24.2 of PMGTC.

7.3	Termination of this FPA shall not affect any Purchase Agreement entered into hereunder.

8	OTHER TERMS

8.1

The followings sections of PMGTC, including any additional section of PMGTC that the following sections refer to, apply to and form part of this FPA and are hereby incorporated by reference into this FPA: 1 Definitions and Interpretation, 3 Conclusion of Purchase Agreement and Contract Documents (excluding sections 3.1-3.4), 6 Design and Development of Goods, 7 Amendments, Modifications, Deviations and Changes, 9 Quality, 10 IPR, Supplier’s Technical Information and Trademarks, 11 Sub-Tier Suppliers, 12 Confidentiality, 16 Protection of Supply, 17 Work on Buyer Premises, 18 Tooling (excluding section 18.2), 20 Financial and Other Information, 21 Responsible Business, 22 Audit Rights, 23 Advertising, Publicity and News Releases, 24 Termination (excluding section 24.3), 25 Supplier Claims, 26 Force Majeure, 27 Governing Law and Disputes, 28 Miscellaneous.

8.2	Any references in those sections of PMGTC to a Purchase Agreement shall be construed as references to this FPA and all terms of those sections of PMGTC shall apply with necessary changes.

Austin Russell	Michael Quane
Founder & CEO	Sr. Manager Strategic Partnerships
Luminar	Luminar Technologies

/s/ Austin Russell	/s/ Michael Quane
Mar 11, 2020	Mar 12, 2020

[***]	[***]
VP Global Procurement SW&E	Sr. Procurement Manager AD/ADAS
Volvo Car Corporation	Volvo Car Corporation

/s/ [***]	/s/ [***]
Mar 13, 2020	Mar 13, 2020

[***]
Global Category Owner, Autonomous Drive
Volvo Car Corporation

/s/ [***]
Mar 23, 2020

PRODUCTION MATERIAL GLOBAL TERMS AND CONDITIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In the Purchase Agreement, the following definitions apply:

“Affiliate” means in relation to a party any ultimate parent company of that party and any company, entity or organization which that party’s ultimate parent company Controls. Affiliates of the Buyer are arranged in groups as listed in appendix A.

“Authority” means a governmental (state or municipal) agency, authority or administration, including any private entity acting on behalf of such agency, authority or administration, that has a right to investigate or regulate the Goods, the products into which the Goods may be installed, the Buyer, the Supplier or any of their Affiliates.

“Background IPR” means IPR owned by a party (or its Affiliates) before entering into force of the Purchase Agreement, or IPR generated by a party (or its Affiliates) outside the scope of the Purchase Agreement.

“Blanket Purchase Order” means one of the following instruments: (i) production Purchase Order: meaning purchase order used to purchase Goods for serial production, or (ii) non- production Purchase Order: meaning a purchase order used to purchase Service Parts or Components.

“BOM” means a list specifying the Components and the quantities of each Component needed to manufacture the Goods.

“Build-To-Print Goods” means Goods supplied by the Supplier under the Purchase Agreement in accordance with design specifications provided solely by the Buyer.

“Buyer” means the party that issues a Purchase Order for the Purchase Agreement, or on whose behalf a Purchase Order is issued for the Purchase Agreement.

“Buyer Instruction” means the Buyer’s specific instructions listed in appendix B.

“Buyer-Owned Tooling” shall have the meaning ascribed to it in section 18.2.1.

“Call-Off” means single or multiple instruction(s) issued in writing (printed or electronic) under a Blanket Purchase Order by the Buyer, or on the Buyer’s behalf, to the Supplier to supply a specified quantity of Goods to be delivered at a specified location by a specified date and time. The instruction includes information on binding quantities for actual delivery and on Volume Projections, in accordance with the relevant Buyer Instruction.

“Code of Conduct” means the code of conduct(s) listed in appendix C.

“Component” means an individual component, as specified in a BOM, of the Goods.

“Confidential Information” means the terms of the Purchase Agreement and all business, technical, financial and any other information that is provided by the Disclosing Party to the Receiving Party under the Purchase Agreement, or information generated under the Purchase Agreement, excluding information (i) that is or becomes generally available to the public (other than as a result of a disclosure by the Receiving Party, or any Affiliate, agent or consultant for whom the Receiving Party is responsible, in violation of these terms), (ii) that was in the Receiving Party’s possession before the Receiving Party received it from the Disclosing Party, (iii) that was or is rightfully disclosed by a third party to the Receiving Party without being subjected to confidentiality obligations, or (iv) that was or is independently developed without use of information disclosed by the Disclosing Party.

“Contract Documents” means the documents as specified in section 3.3(ii)-(iii).

“Control” means the possession, directly or indirectly, by agreement or otherwise, of (i) at least fifty (50)% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

“Criminal Laws” shall have the meaning ascribed to it in section 21.5.1(i).

“Defect Trend” means an analysis made by Buyer (i) that is based on a sufficient quantity of actual Non-Conforming Goods, and (ii) that clearly shows that the cumulative number of Non-Conforming Goods (a) continuously and steadily has increased, and (b) is likely to continue to continuously and steadily increase.

“Delay” means the failure by the Supplier to deliver to the Buyer any relevant Goods by the time and date stated in the relevant Contract Document(s).

“Directed Sub-tier Supplier” means a particular Sub-tier Supplier as stated in section 11.3.

“Disclosing Party” means the party disclosing Confidential information to the other party under the Purchase Agreement.

“EDI” means electronic data interchange.

“ESOW” means an agreed written document setting out an engineering statement of work with respect to specific Goods, including any services to be performed, a job split between the parties, final and interim completion dates or gateways and any and all documents referred to in such engineering statement of work.

“Field Service Action” means a recall, service action, extended warranty, safety, maintenance or improvement program, or similar action, involving or relating to Non- Conforming Goods, implemented or performed by the Buyer, its Affiliates, dealers or other authorized repair facilities.

“Force Majeure” means a cause or event (including acts of God (such as fire, flood, earthquake, and other natural disaster)), riots, civil disorders, and war or acts of terrorism (whether or not declared as such by a government) beyond the reasonable control of a party and that is not attributable to such party’s fault or negligence. Strikes, lock-outs or other industrial action or disputes solely related to the Supplier, its Affiliates and/or its Sub- tier Suppliers, subcontractors or agents shall not be deemed as events of Force Majeure.

“Foreground IPR” means IPR to such results generated through design or development or other engineering services performed under the Purchase Agreement.

“Framework Purchase Agreement” means the agreement, including any attachments or appendixes thereto, between the Buyer (or one of its Affiliates) and the Supplier (or one of its Affiliates) that establishes the general terms applicable to the Buyer’s purchase of Goods from the Supplier, under which the Buyer and the Supplier may enter into single or multiple Purchase Agreements stating the responsibilities and obligations specific to the applicable Goods.

“General Purchase Agreement Documents” means these terms, the Supplemental Terms and Conditions and the Buyer Instructions, including any updates thereof as updated and/or issued in accordance with these terms by the Buyer from time to time, which form part of the Purchase Agreement.

“Goods” means the goods and services to be supplied by the Supplier under the Purchase Agreement, including: (i) goods used in serial production, (ii) goods used as service parts or as accessories, (iii) components of goods referred to in items (i)-(ii), (iv) prototypes, (v) raw materials, (vi) software, irrespective if embedded in physical goods or supplied separately, (vii) Tooling, (viii) packaging in relation to goods referred to in items (i)-(vii), and (ix) design and development or other engineering services or any processing or assembly services in relation to goods referred to in items (i)-(viii).

“Incoterms” means the rules of the version of Incoterms as stated in the relevant Buyer Instruction.

“IPR” means all forms of intellectual property rights in any country or region, including patents, copyrights, design, and all other intellectual property rights of a similar nature (whether or not registrable, or registered or applied for registration), excluding Trademarks.

“Level One Materials” means the Supplier’s technical information categorized in accordance with section 10.2.2.

“Level Two Materials” means the Supplier’s technical information categorized in accordance with section 10.2.2.

“Listed Person” means (i) any individual, company, entity or organization designated for trade sanctions or export control restrictions on a list published by the EU, US, UN or other relevant country or authority, or otherwise subject to such trade sanctions or export control restrictions, and (ii) companies, entities or organizations that are owned fifty (50)% or greater by any combination of persons stated in item (i), or controlled by such persons.

“Losses” means [***].

“Lump-Sum Purchase Order” means one of the following instruments: (i) prototype Purchase Order: meaning purchase order used to purchase prototype Goods (except Tooling), (ii) prototype Tooling Purchase Order: meaning purchase order used to purchase prototype Tooling, (iii) production Tooling Purchase Order: meaning purchase order used to purchase Tooling for production of Goods for serial production, or (iv) engineering services Purchase Order: meaning purchase order used to purchase design and development or other engineering services or any processing or assembly services in relation to Goods.

“Minor Nonconformity” means a nonconformity in Non-Conforming Goods that does not, or that only in an immaterial way, adversely affect the performance, durability, interchangeability, reliability, maintainability, effective use or operation, weight or appearance of the Goods or of the product which the Goods are to be incorporated into or operate with.

“Non-Conforming Goods” means Goods that do not conform in all respects to the requirements stated in sections 14.1 and 14.2.

“Offer” shall have the meaning ascribed to it in section 3.1.

“Personal Data” means all information that a party obtains from the other party as a result of the Purchase Agreement (i) relating to an identified or identifiable natural person, including the other party’s employees and customers, that directly or indirectly can identify that person, or (ii) deemed personal data according to applicable national, federal, state, and international laws and regulations now or hereafter in effect.

“Purchase Agreement” means the agreement for the purchase of Goods between the Buyer and the Supplier entered into pursuant to section 3.2, including the Contract Documents.

“Purchase Order” means an instrument issued in writing (printed or electronic) by the Buyer, or on the Buyer’s behalf, to the Supplier for the purchase of Goods, that instrument being either (i) a Blanket Purchase Order, that will allow the Buyer to issue Call-Offs during the term of such Blanket Purchase Order, or (ii) a Lump-Sum Purchase Order, that encompasses an order for the specified Goods.

“Quality Reject” means an instrument issued in writing (printed or electronic) by the Buyer, or on the Buyer’s behalf, to the Supplier upon (or in relation to) receipt of Goods that are subject to a Blanket Purchase Order and that are (i) received before or after the delivery date, (ii) in excess of the quantity in the Purchase Order(s) or Call-Off(s), or (iii) Non-Conforming Goods.

“Receiving Party” means the party receiving Confidential Information from the other party under the Purchase Agreement.

“Returnable Containers” means returnable racks, bins and other containers that are owned by the Buyer or its Affiliates.

“Service Part” means Goods used as an interchangeable part (including both repairable and consumable parts) for the service or repair of Buyer products.

“Sub-tier Supplier” means a member of the Supplier’s direct or indirect sub-tier supply base (including Directed Sub-tier Suppliers and subcontractors of the Supplier) that provides goods and/or services in connection with the Goods.

“Supplier” means the party that accepts a Purchase Order for the Purchase Agreement.

“Supplier-Owned Tooling” shall have the meaning ascribed to it in section 18.3.1.

“Supplier Portal” means the website(s) listed in appendix D or such other website(s) as the Buyer has informed the Supplier in writing.

“Supplemental Terms and Conditions” means those supplementary terms to these terms listed in appendix C and published on the Supplier Portal.

“Systematic Non-Conformity” means a nonconformity in the Goods (i) attributable to the same, or substantially the same, root cause, (ii) that occurs, or is likely to occur, at a [***] level, during the Warranty Period, and (iii) that causes the Goods to be Non-Conforming Goods. A single Minor Nonconformity will not be deemed a Systematic Non-Conformity, provided however that multiple Minor Nonconformities may, when considered collectively, be deemed a Systematic Non-Conformity.

“Technical Specification” means the drawings, specifications, samples, designs, instructions, standards, technical, functional, performance or property requirements or other technical or commercial information relating to the design, development, manufacture, packaging and labelling, delivery, installation, assembly, testing and/or use of the Goods that have been furnished, specified or approved by the Buyer, including information in a part folder, ESOW, temporary part deviation or temporary change approval, as applicable.

“Tooling” means the tools, including prototype and production tools, dies, fixtures, jigs, gauges, molds, patterns, including modifications, refurbishments and replacements, specifically manufactured or adapted for manufacture or quality control of Goods.

“Trademarks” means intellectual property rights in trademarks (including part numbers that are trademarks), service marks, trade names, business names or company names, in each case whether registered or unregistered, anywhere in the world, including all applications, registrations, renewals and the like, to the extent such rights are enforceable against a third party.

“Use” means to make, have made, use (including in a process), import, reproduce, prepare derivative works, develop, distribute to third parties, publicly perform and display, including the right to have a third party carry out such activities on the relevant party’s behalf.

“Volume Projections” means the Buyer’s estimates, forecasts or projections of its future volume, quantity or capacity requirements for the Goods, primarily as stated in the appendices to the Framework Purchase Agreement or in a Call-Off.

“Warranty Period” means the period that begins on the date the Goods are delivered to the Buyer (or a third party designated by the Buyer) and expires on the date that is the later of (i) the date on which the applicable period stated in the relevant Buyer Instruction ends, or (ii) the date on which any applicable government requirement covering the Goods ends, or (iii) with respect to Systematic Non-Conformities: [***] after the Goods is delivered to the end customer.

“Written Notice” means such notice as specified in section 28.3.

2	GENERAL

2.1	These terms apply to, and form part of, any and all agreements on purchase of Goods by the Buyer and its Affiliates, unless specified otherwise in the relevant agreement.

2.2

The Buyer and its Affiliates may issue a Purchase Order to the Supplier. Further, upon conclusion of a Purchase Agreement, the Buyer may purchase Goods from the Supplier under that Purchase Agreement. Except for obligations resulting from single or multiple Purchase Orders or Call-Offs, the Buyer will not be responsible for any liabilities arising from any Purchase Orders or Call-Offs issued by any of its Affiliates under these terms.

2.3	Nothing in the Purchase Agreement prevents the Buyer or any of its Affiliates from engaging others to provide goods or services the same as, or similar to, the Goods.

3	CONCLUSION OF PURCHASE AGREEMENT AND CONTRACT DOCUMENTS

3.1

A Lump-Sum Purchase Order constitutes an offer by the Buyer to purchase Goods from the Supplier. A Blanket Purchase Order constitutes an offer by the Buyer to purchase Goods from the Supplier if a Call-Off is issued thereunder for quantities of Goods as stated therein for actual delivery. That Lump-sum Purchase Order, or that first Call-Off under a Blanket Purchase Order, as the case may be, shall hereinafter be referred to as the “Offer”.

3.2	A Purchase Agreement is concluded when the Supplier accepts the Offer. This occurs upon the earlier of:

(i)	the Supplier beginning work or performance pursuant to the Offer,

(ii)	the date on which the Buyer has received the Supplier’s notice of its acceptance of the Offer,

(iii)

[***] from the date of issue of the Offer, provided that the Supplier has not, before the end of such time-period, notified the Buyer in writing that it does not accept the Offer, and provided further that the Buyer has not, in the absence of any acceptance from the Supplier as stated in (i)-(ii), within [***] from the date of issue of the Offer revoked the Offer or relevant Blanket Purchase Order (such right of revocation being a right of the Buyer, not an obligation, and shall, if used, be made without incurring any liability towards the Supplier).

3.3	The following will apply upon conclusion of a Purchase Agreement:

(i)	the Supplier shall provide or manufacture, sell and deliver Goods, all in accordance with the terms stated in the Purchase Agreement,

(ii)	the following terms will form part of the Purchase Agreement:

(a)	the appendices to the Framework Purchase Agreement, to the extent such Framework Purchase Agreement is duly signed by the parties,

(b)	the Supplemental Terms and Conditions, to the extent such are referenced or otherwise stated in

a.	the Framework Purchase Agreement,

b.	any Purchase Order, or

c.	the relevant Supplemental Terms and Conditions itself as being applicable for the relevant purchase of Goods by the Buyer,

(c)	these terms,

(d)	the terms in all documents referenced or otherwise stated in these terms and further referenced or otherwise stated in such documents, including:

a.	the Code of Conduct,

b.

the Buyer Instructions, to the extent such are published on the Supplier Portal at the date of the conclusion of the Purchase Agreement, or subsequently published pursuant to the procedure stated in section 7.1,

c.	Purchase Order(s), to the extent such are issued by the Buyer in accordance with the terms of these terms,

d.	Call-Off(s), to the extent such are issued by the Buyer in accordance with the terms of these terms, and

e.

Technical Specification(s), or other supporting engineering or technical documents, to the extent such other documents are agreed by the Buyer and the Supplier in accordance with the terms of these terms,

(iii)

certain documents stated in section 3.3(ii) including the Code of Conduct, Buyer Instructions, Buyer standards, Buyer customer specific requirements or third party standards, are available online (at the Buyer website, Supplier Portal, the Buyer corporate standard website or such other source that publishes Buyer customer specific requirements or third party standards) and are incorporated herein, and

(iv)

each Purchase Agreement is a stand-alone agreement between the parties to such Purchase Agreement and the conclusion of any Purchase Agreement by the Buyer shall not obligate any Affiliate of the Buyer to enter into any Purchase Agreement, each such Purchase Agreement to be entered into at the sole discretion of the Buyer or that Affiliate.

3.4

Subject to section 7.1.3, if there are any inconsistencies or contradictions between the terms of the Contract Documents, the documents will take precedence in the numerical order stated in section 3.3 (ii), provided that the Technical Specification shall be deemed included in section 3.3(ii)e (i.e. not in 3.3(ii)(a)) .

3.5

No terms in the Supplier’s quotation, acknowledgment, confirmation accepting the Purchase Order, Call-Off, invoice, specification, or similar document will form part of the Purchase Agreement. The Supplier hereby expressly waives any right to rely on such terms.

4	TERM OF THE PURCHASE AGREEMENT

4.1	The Purchase Agreement will enter into force on the date stated on the relevant Purchase Order.

4.2	Subject to section 24.4.1, the Purchase Agreement under a Blanket Purchase Order will be valid until terminated as stated in section 24.

4.3

Subject to section 24.4.1, the Purchase Agreement under a Lump-Sum Purchase Order will, unless terminated as stated in section 24, be valid until the Buyer’s and the Supplier’s completion of their respective supply and payment obligations under that Purchase Agreement.

5	CALL-OFFS, CAPACITY AND QUANTITIES

5.1

Unless otherwise stated in a Blanket Purchase Order, the Buyer may during the term of the Purchase Agreement issue Call-Offs on the terms stated in the Purchase Agreement. The Supplier may only reject Call-Offs that fail to conform to the Purchase Agreement. If any Call-Off fails to conform to the Purchase Agreement, the Supplier shall immediately notify the Buyer, otherwise, the Call-Off will be deemed accepted by the Supplier.

5.2

The Supplier shall have sufficient production capacity to manufacture and supply to the Buyer the volume of Goods in a given period, which at any given time corresponds to the requirements stated in the appendices to the Framework Purchase Agreement as they may be amended in accordance with section 7.3.

5.3	The Supplier shall manufacture and supply to the Buyer the volumes of Goods at those times as stated in Call-Offs that conform to the Purchase Agreement.

5.4

The Buyer will not be required to purchase the quantities stated in the Volume Projection. The Buyer’s purchase obligation is only as stated in the relevant Lump-Sum Purchase Order or in the relevant Call-Off as stated for actual delivery, as the case may be.

6	DESIGN AND DEVELOPMENT OF GOODS

6.1

If the Purchase Agreement comprises design and development or other engineering services as part of the Goods to be delivered by the Supplier, such services will be stated in one or more Technical Specification(s) issued by the Buyer to the Supplier. The Supplier shall exercise reasonable diligence and apply the best engineering practices in the industry to comply with the relevant Technical Specification(s). Each party shall cooperate with the other party for the timely achievement of final and interim completion dates or gateways stated in the Technical Specification(s). The Supplier acknowledges that completion dates or gateways for deliverables are of the essence for the Buyer.

6.2

When the Supplier has completed to the reasonable satisfaction of the Buyer all design, development or other engineering services relating to the Goods stated in the Technical Specification(s), the Buyer will notify the Supplier of that completion and its approval of the Technical Specification for such Goods. The Supplier acknowledges that such completion and approval are conditions for any issue of a Blanket Purchase Order with respect to the relevant Goods, such to be issued at the sole discretion of the Buyer.

6.3

The Supplier acknowledges that all information and documentation provided by the Buyer in, or in connection with, any agreed Technical Specification(s), including tests required by the Buyer, are solely provided to ensure the completion of a final Technical Specification. All such information and documentation, or any approvals or confirmations given by, or on behalf of, the Buyer in connection therewith, including under section 6.2, will not limit or affect any of the warranties stated in section 14. The Supplier expressly acknowledges that the Buyer will, notwithstanding any information or documentation furnished by the Buyer relating to the Goods, rely on the particular skill and knowledge base of the Supplier to develop and supply Goods which fulfil the warranties set out in section 14, and that the Supplier is responsible for, at its own expense, identifying and conducting such tests as the Supplier may deem necessary to achieve such fulfilment.

7	AMENDMENTS, MODIFICATIONS, DEVIATIONS AND CHANGES

7.1	Amendments, modifications and deviations to the Purchase Agreement

7.1.1

The Buyer may amend the General Purchase Agreement Documents, either as annual amendment(s) or as other amendment(s) as stated in this section 7.1.1. Any amendment(s) of the General Purchase Agreement Documents will be published on the Supplier Portal as follows:

(i)	in case of annual amendment(s): on or around [***] and will be effective as of the following [***], or a date stated by the Buyer that is not earlier than [***] after publication, and

(ii)

in case of other amendment(s): on the date stated by the Buyer in Written Notice to the Supplier, including the date on which such other amendment(s) become effective, however not earlier than [***] after the date of that notice.

7.1.2

If the Supplier determines that it would not be possible for the Supplier to comply with any amendment published by the Buyer in accordance with section 7.1.1 and the Supplier gives the Buyer a Written Notice of its objection no later than [***] after the publishing date of such amendments on the Supplier Portal, then

(i)

the Supplier will not be bound by the amendment(s) to which the Supplier has objected and the relevant term(s) in the General Purchase Agreement Document stated in Supplier’s notice will remain unchanged in the Purchase Agreement(s),

(ii)	all other amendments will become effective as stated in section 7.1.1, and

(iii)	the Buyer may terminate the Purchase Agreement in accordance with section 24.1.1.

7.1.3	Notwithstanding section 3.4

(i)	any amendment to the Purchase Agreement not made in accordance with this section 7 will be binding on the Buyer only if that amendment is signed by authorized representatives of the parties, and

(ii)	any amendment or waiver of the General Purchase Agreement Documents will be binding on the Buyer only if it is

(a)	approved by the Senior Vice President(s) for Procurement of that Buyer group (as listed in Appendix A) affected by that amendment or waiver, and

(b)	stated that it is amending or waiving a term of the General Purchase Agreement Documents.

7.2	Changes to the Goods etc.

7.2.1

The Supplier shall not make, and shall cause its Sub-tier Suppliers not to make, any changes to Goods, including changes to the Technical Specification and/or the design, functionality, performance or properties of the Goods or any changes to the manufacturing process of Goods, including a transfer of any portion of the design, manufacturing, or assembly process to a different facility or to different location within the same facility, without the Buyer’s prior written consent.

7.2.2

The Buyer may request changes to Goods during the term of the Purchase Agreement, including changes to the Technical Specification and/or the design, functionality or performance of the Goods. Such requests will be submitted to the Supplier in writing. The Supplier shall within [***] after the date of the Buyer’s request, or within such period as the parties have agreed in writing, submit to the Buyer a quotation. If within that time the Supplier does not submit a quotation to the Buyer, the Supplier will be deemed to have accepted a change requested by the Buyer.

The Supplier’s quotation shall be submitted in the same way and format as the Supplier’s (or any of its Affiliates’) initial quotation submitted to the Buyer (or any of its Affiliates) prior to entering into the Framework Purchase Agreement for the business including the Goods. The Supplier’s quotation shall state costs in accordance with the agreed cost structure applicable for the Purchase Agreement. Further, the Supplier’s quotation shall include details of the possible effects of that change requests, including

(i)	the schedule for completing the engineering activities required by the requested change(s),

(ii)	any effect on quality, unit pricing or delivery time, and

(iii)	any other factors that the Supplier believes to be relevant.

If the Supplier concludes that the possible effects are substantial, the Supplier shall clearly state such substantial effects in the quotation.

7.2.3

If the Supplier submits a quotation to the Buyer in accordance with section 7.2.2, the parties shall negotiate in good faith the cost and timing impact of the Buyer’s change request and the Supplier shall use reasonable efforts to meet the Buyer’s requests. Unless otherwise notified by the Buyer, the parties shall continue to perform their respective obligations under the Purchase Agreement pending agreement regarding that change request. If the parties are unable to reach such an agreement in [***] from when the Buyer received the Supplier’s quotation, the Buyer may remove the affected Goods from the scope of the Purchase Agreement as of the date stated by the Buyer, without affecting the remaining Goods under the Purchase Agreement and without incurring any liability to the Supplier.

7.3	Changes to capacity requirements

7.3.1

The Buyer may request increases to the capacity requirement stated in section 5.2 during the term of the Purchase Agreement. Such requests will be submitted to the Supplier in writing or stated in a Call-Off. The Supplier shall within [***] after the date of the Buyer’s request, or within such period as the parties have agreed in writing, submit to the Buyer a quotation. If within that that time the Supplier does not submit a quotation to the Buyer, the Supplier will be deemed to have accepted a change requested by the Buyer.

The Supplier’s quotation shall be submitted in the same way and format as the Supplier’s (or any of its Affiliates’) initial quotation submitted to the Buyer (or any of its Affiliates) prior to entering into the Framework Purchase Agreement for the business including the Goods. The Supplier’s quotation shall state costs in accordance with the agreed cost structure applicable for the Purchase Agreement. Further, the Supplier’s quotation shall include details of the possible effects of that change request, including

(i)	the schedule for completing the activities required by the requested change(s),

(ii)	any effect on quality, unit price and delivery, and

(iii)	any other factors that the Supplier believes to be relevant.

If the Supplier concludes that the possible effects are substantial, the Supplier shall clearly state such substantial effects in the quotation.

7.3.2	If the Supplier submits a quotation to the Buyer in accordance with section 7.3.1, then section 7.2.3 shall apply with necessary conforming changes.

7.4	Changes to Purchase Orders

7.4.1	If the Buyer elects to terminate a Purchase Order, in whole or in part, the parties’ respective rights and obligations will be as stated in section 24.

8	PACKAGING, MARKING, LABELLING, SHIPPING, DELIVERY

8.1	The Supplier shall comply with the Buyer’s requirements for packing, marking, labeling, and shipping as stated in the relevant Buyer Instruction.

8.2

For Goods to be timely delivered, they must be delivered in the quantity, and at the time, date and location, stated in the Purchase Order or Call-Off. If necessary for timely delivery, the Supplier shall at its expense use expedited delivery. Accordingly, the Supplier recognizes that time stipulated for delivery and correct quantity are of the essence.

8.3

This section 8.3 applies to Supplier’s that supply Goods which require delivery of specified Goods at a specified time and in the specified sequence immediately before they are required for serial production. Consistent with the Buyer group’s use of “just-in-time” and “just-in-sequence” manufacturing principles, the Supplier shall

(i)	arrange for standby personnel to appear at the Buyer’s production facility within reasonable time (taking into account the urgency of solving any Buyer production issues related to the Goods), and

(ii)	ensure at least one person of the standby personnel speaks English (or such other language as agreed with the Buyer).

8.4

The agreed delivery term shall be interpreted in accordance with Incoterms. Unless otherwise stated in the relevant Purchase Order or, in the Call-Off, the delivery term shall be as stated in the relevant Buyer Instruction.

8.5

Title to Goods will pass to the Buyer at the same time as the risk passes to the Buyer in accordance with section 8.3, except that title to Tooling will pass to the Buyer in accordance with section18.2.1.

8.6	The Buyer will not be required to inspect or test the Goods upon delivery or before use of the Goods.

9	QUALITY

9.1

The Supplier shall work to continuously improve quality in its manufacture, production, and distribution of Goods. The Supplier shall comply with the Buyer’s quality-assurance processes, inspections, and standards in effect at any given time for suppliers providing goods or services similar to the Goods. These standards include the Buyer’s quality program, ISO/TS 16949, and/or IATF 16949 (as applicable), including Buyer customer- specific requirements for IATF, ISO 15504, ISO 14001, and the Buyer’s supplier performance rating program.

9.2

The Buyer may initiate programs designed to improve its products, including improve quality, increase customer satisfaction, efficiently reduce environmental impact, and reduce costs. The Supplier shall participate in any such initiatives to the extent requested by the Buyer.

10	IPR, SUPPLIER’S TECHNICAL INFORMATION AND TRADEMARKS

10.1	Suppliers Use of Buyer’s IPR

10.1.1

The Supplier may use the IPR, Trademarks, and Confidential Information of the Buyer and its Affiliates only when performing under the Purchase Agreement. Accordingly, the Supplier or its Affiliates may not without the Buyer’s written consent use the Buyer and its Affiliates’ IPR, Trademarks and Confidential Information for the production and/or supply of any goods or services to any third party or for any other purpose, except for providing a limited sublicense to Sub-tier Suppliers for the sole purpose of providing Goods to the Buyer under the Purchase Agreement.

10.2	Buyer’s Use of Supplier’s Technical Information

10.2.1

The Supplier shall provide the Buyer and its Affiliates with technical information the Buyer needs to install, assemble, and otherwise use the Goods. Such technical information must comply with all standards of the Buyer and its Affiliates in effect at any given time (including standards for computer-aided design, drafting, and approval). That information includes:

(i)	information necessary to support the Buyer’s and its Affiliates’ engineering release systems, as detailed in said standards,

(ii)	package and installation drawings with functional requirements,

(iii)	information required to support the Buyer’s and its Affiliates’ obligations under law to provide information to others (including anyone performing service and repair), and

(iv)	if the Goods include software

(a)	a list that complies with the relevant Buyer Instruction stating the software components, licenses and copyright licensors or owners of the software, and

(b)	source code to software components, that are subject to license terms that require distribution of that source code, if any.

10.2.2

The Supplier and the Buyer shall negotiate in good faith to categorize the Supplier’s technical information as Level One Materials or Level Two Materials and, if appropriate, itemize them in a Technical Specification or other written document. For the avoidance of doubt, the information to be provided pursuant to section 10.2.1 will be categorized as Level One Materials irrespective of any itemization in a Technical Specification or other written document.

10.2.3

The Buyer may use or disclose Level One Materials [***], including sharing Level One Materials with anyone, regardless of whether those Level One Materials are marked “Confidential”, “Proprietary” or similarly, except that the Buyer may not make or have made products

(i)	that incorporate any Supplier patent that constitutes part of the Supplier’s Background IPR, and

(ii)	bear one or more of the Supplier’s or its Affiliates’ Trademarks.

10.2.4	Level Two Materials constitute Confidential Information.

10.2.5

If the Supplier supplies software for use with the Goods, then the machine code of that software will constitute Level One Materials and, if not otherwise agreed, the source code of that software will constitute Level Two Materials.

10.3	Ownership of Foreground IPR

10.3.1	The party performing work that creates Foreground IPR will own that IPR.

10.3.2

If in performing work jointly the Buyer and the Supplier create Foreground IPR and it is not possible to determine the extent to which each was responsible for that work or it is not possible to distinguish the contributions of the Supplier from those of the Buyer and the Buyer and the Supplier have not agreed in writing on ownership of the related Foreground IPR, the Buyer and the Supplier will jointly own equal undivided shares in such Foreground IPR. The Buyer and the Supplier and their respective Affiliates will have the worldwide, perpetual, sub-licensable, and irrevocable right to Use such Foreground IPR to market and sell goods or services, independently of and without requiring consent from or the need to account to the other party with whom such Foreground IPR is jointly owned and without payment of compensation to the other party.

10.4	Licenses to Supplier IPR

10.4.1	The Supplier hereby grants, and shall cause its Affiliates to grant, to the Buyer and its Affiliates a world-wide, non-exclusive, fully paid-up license to copyright embodied in

(i)	technical information, and

(ii)	software,

provided to the Buyer under the Purchase Agreement.

The copyright license granted hereunder includes the right

(i)	to reproduce and prepare derivative works, and

(ii)	to distribute to third parties, publicly perform and display, provided however, that this item (ii) applies only to Level One Materials to the extent required for the Buyer and its Affiliates, dealers and repairers to install, assemble, service, repair and otherwise use the Goods, and includes the right to have a third party carry out such activities on its behalf.

The copyright license granted hereunder is valid for the term during which such copyright is protected under law.

10.4.2

Except as stated in sections 10.4.1, 10.4.5 and 18.2.1, and if not otherwise agreed, in these terms the Supplier is not granting to the Buyer or any of its Affiliates any licenses to its or its Affiliates’ Background IPR.

10.4.3

If the Purchase Agreement contemplates the Supplier or one or more Sub-tier Suppliers performing design and development or other engineering services and the Buyer pays, or otherwise compensates the Supplier for such services, by direct payment or by issue of a Purchase Order or Call-Off for the relevant Goods or otherwise, then the Supplier hereby grants, and shall cause its Affiliates and Sub-tier Suppliers to grant, the Buyer and its Affiliates a world-wide, non-exclusive, fully paid-up license to Use and to market and sell goods or services that incorporate the relevant Foreground IPR of the Supplier, its Affiliates or Sub-tier Suppliers. The license granted hereunder is valid for the term during which such Foreground IPR is protected under law.

10.4.4

In performing services described in section 10.4.3, the Supplier shall promptly after creation provide the Buyer with a report on any relevant Foreground IPR that is registerable under applicable law. To the extent the Supplier has incorporated its or its Affiliates’ or Sub-tier Supplier’s registerable IPR in the Goods and an application to register that IPR is filed after the Supplier starts performing those services, that IPR will be deemed to constitute relevant Foreground IPR licensed under section 10.4.3.

10.4.5	[***]

10.5	Use of software

10.5.1

Unless the Buyer has consented in writing, the Supplier shall not incorporate into the Goods any software, whether owned by the Supplier or anyone else, that subject the Buyer to license terms other than these terms. The Buyer’s consent in accordance with this section will not affect any Supplier warranty or liability under the Purchase Agreement.

10.5.2	A party shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the source code to any software that has been provided as machine code by the other party.

10.6	Claims of infringement – Supplier’s indemnification

10.6.1

The Supplier shall indemnify the Buyer, its Affiliates, and their respective directors, officers, and employees of and from any and all Losses arising out of any claim of infringement of IPR or Trademarks, or misappropriation of third party confidential information, brought against the Buyer, its Affiliates, or their respective directors, officers, or employees relating to the sale, use or handling of the Goods

[***]

10.6.2

The Supplier’s indemnification obligations under section 10.6.1 will apply even if the Buyer or its Affiliates have furnished a portion of the design of the Goods and/or specifies all or a portion of the processing of the Goods used by the Supplier. The Supplier’s indemnification obligations will however not apply with respect to the design of Build-To-Print Goods.

10.6.3

If a claim of infringement or misappropriation is brought against the Buyer, its Affiliates, or their directors, officers, or employees or other third parties (including dealers or importers), the Buyer shall give the Supplier notice thereof without undue delay. The Buyer’s failure to provide such notice will not relieve the Supplier’s indemnification obligations but will only result in a reduction of Supplier’s indemnifications obligations, however, only if, and only to the extent, the Supplier is actually prejudiced by that failure. Upon such notice, the Supplier shall, at its own cost and expense, take control of the defense and investigation of such claim, save that the Buyer may, at its own cost and expense, employ and engage its own attorney(s) to co-operate with the Supplier to participate in, handle and defend the same. Further, the Buyer shall

(i)	provide control to the Supplier to defend and settle the claim at the Supplier’s discretion,

(ii)	not agree to any liability, infringement or misappropriation, and

(iii)	agree to co-operate, at the Supplier’s expense, in good faith with the Supplier in the defense as the Supplier may reasonably request.

The Supplier shall continuously inform the Buyer of the development of any negotiations and proceedings. The Supplier shall not enter into any settlement that involves any responsibility, commitment or other obligation of the Buyer, its Affiliates, or their directors, officers, or employees or other third parties without the prior written consent of the Buyer.

11	SUB-TIER SUPPLIERS

11.1

The Supplier shall require all Sub-tier Suppliers to enter into written agreements with the Supplier obligating the Sub-tier Suppliers, when acting in their capacity as Sub-tier Suppliers, to conduct themselves in a way that is consistent with the terms of the Purchase Agreement, including to undertake each action that is required of the Supplier with regard to such Sub-tier Supplier under these terms. The Supplier will be responsible for any and all actions, omissions, and defaults of any Sub-tier Supplier as if they were the actions, omissions, or defaults of the Supplier.

11.2	Upon the Buyer’s request, the Supplier shall

(i)	confirm to the Buyer in writing that all Sub-tier Suppliers have entered to written agreements with the Supplier in accordance with section 11.1, and

(ii)	enforce the Supplier’s rights under such agreements for the benefit of the Buyer.

11.3

At the written request of the Buyer, the Supplier shall use a Directed Sub-tier Supplier as the supplier for the goods and/or services stated in that request. The Buyer shall also have the right to bring any claims against a Directed Sub-tier Supplier for any non-conforming goods and/or services supplied by that Directed Sub-tier Supplier, and the Supplier shall procure that the Buyer has such a right, unless the subject matter of the claim is covered by a separate agreement by the Buyer and the relevant Directed Sub-tier Supplier.

11.4

The subcontracting of any work to Sub-tier Suppliers will not relieve the Supplier from any of its obligations under the Purchase Agreement, except that the Supplier shall not, subject to the fulfilment of its obligations stated in this section 11, be responsible for any Non- Conforming Goods if such non-conformance is solely attributable to actions, omissions or defaults of a Directed Sub-tier Supplier.

12	CONFIDENTIALITY

12.1

Receiving Party shall use reasonable care to treat Confidential Information of Disclosing Party as confidential and shall not directly or indirectly disclose the Confidential Information, in whole or in part, to any third party, except as explicitly stated in this Agreement. “Reasonable care” is the standard of care that the party holding the information would use in protecting the confidentiality of its own confidential information.

12.2

Receiving Party may share Confidential Information of Disclosing Party with its Affiliates, consultants, Sub-tier Suppliers, contractors, experts, and agents, on condition that the person or entity with whom or which the information is being shared has agreed in writing to keep that information confidential on terms substantially similar to those stated in this section 12. Notwithstanding the foregoing, the Supplier shall obtain the prior written consent of the Buyer before the Supplier (or any of its Affiliates) shares any Buyer (or Directed Sub-tier Supplier) Confidential Information with anyone that manufactures or distributes motor vehicles or otherwise directly or indirectly competes with the Buyer or the Directed Sub-tier Supplier, as the case may be, anywhere in the world.

12.3	Receiving Party may disclose Confidential Information of Disclosing Party if such disclosure is required by

(i)	law,

(ii)	a decision of an Authority to which Receiving Party is subject,

(iii)	any judicial or arbitral proceeding, or

(iv)	any securities exchange,

if the disclosure is limited to only Confidential Information required to be disclosed and that Receiving Party notifies the Disclosing Party in advance and uses reasonable efforts to obtain confidential treatment of such Confidential Information.

12.4

The Supplier acknowledges that some of the Buyer’s and its Affiliates’ electronic systems are designed for collaboration and sharing information among multiple parties, including other suppliers. The Buyer recommends that the Supplier does not enter Supplier Confidential Information into any electronic system of the Buyer or any of its Affiliates unless the Buyer or any of its Affiliates has provided Written Notice to the Supplier that such system is configured to keep confidential any information that is entered into it. Otherwise, the Buyer will not be required to treat as confidential the information entered into such electronic systems.

13	PRICE AND PAYMENT TERMS

13.1

The price for the Goods will be that stated in the Purchase Order and will include [***], unless otherwise stated in the relevant Buyer Instruction. That price will remain in effect throughout the term of the Purchase Agreement, except for any changes mutually agreed to by the parties in writing.

13.2

For the Supplier’s invoices to be valid, they must comply with the relevant Buyer Instruction. If required by the Buyer and permitted in accordance with applicable legislation of both the Buyer and the Supplier, the parties agree to apply self-billing, and the Supplier accepts the terms of that self-billing agreement as stated in the relevant Buyer Instruction.

13.3	The time allowed for payment of the Supplier invoices is as stated in the Purchase Order or the relevant Buyer Instruction.

13.4

The Supplier shall separately show on its invoice all items of the total amount owed other than the price of the Goods. The Supplier shall provide the Buyer documents and information evidencing those items.

13.5

Unless prohibited by applicable law, the Buyer may set off any Losses against the Supplier against any performance or payment due to the Supplier. The Buyer will use reasonable efforts to give the Supplier a Written Notice to enable the parties to have good faith negotiations before making a set off.

13.6

The Buyer and the Supplier shall cooperate to reduce the cost to the Supplier of producing Goods, improve the quality of Goods, and make manufacture and assembly of Goods more efficient. The Buyer and the Supplier shall negotiate in good faith reducing the price the Supplier charges the Buyer for Goods to reflect any reduction in the cost to the Supplier of producing Goods.

13.7

If another supplier offers the Buyer goods equivalent to Goods (i.e. meaning goods that conform to a specification that is equivalent to the Technical Specification) at a total cost lower than the total cost of the same volume of Goods and the Buyer notifies the Supplier of that fact, then either

(i)	effective no later than [***] after it receives that notice, the Supplier shall reduce the price it charges the Buyer for Goods to match that lower total cost, or

(ii)	the Buyer may either

(a)	terminate the Purchase Agreement, in whole or in part, effective no sooner than [***] after the Buyer notifies the Supplier that it wishes to so terminate the Purchase Agreement, or

(b)

purchase from that other supplier the equivalent goods, in which case any Buyer obligation to purchase a specified volume of Goods stated in a Purchase Order or Call-Off will be reduced accordingly effective [***] after the Buyer’s notice to the Supplier under this section 13.7.

The Buyer is not required to reveal to the Supplier the identity of any such other supplier.

14	WARRANTY

14.1	The Supplier warrants that the Goods will:

(i)	conform in all respects to the agreed or approved Technical Specification, if issued,

(ii)	comply with all laws of the countries in which the Goods, or the products into which the Goods are to be incorporated, are to be sold,

(iii)	be free from faults in design, even if the design has been approved by the Buyer,

(iv)	be free from faults in title, materials and workmanship,

(v)

be suitable for their intended use by the Buyer (i.e. use in or in relation to a motor vehicle for sale and use by the Buyer, its Affiliates and its customers in various territories throughout the world), taking into account the specified performance in the assembly, system, subsystem and vehicle location specified by the Buyer and the environment in which the Goods are to perform or would reasonably be expected to perform, and

(vi)	be free from any traces of such prohibited materials or substances as stated in the Buyer Instruction referenced in section 21.2.3.

14.2

In addition to the warranties provided under section 14.1, the Supplier warrants, with respect to any services to be provided under the Purchase Agreement as part of the Goods, that it will perform such services in accordance with the Technical Specification(s), if issued, and in a good and workmanlike manner, free from faults, exercising the knowledge, skill, and care of an expert in the performance of similar services but in no event less than reasonable level of knowledge, skill and care and using competent, suitable experienced and properly trained, certified, licensed and skilled personnel.

14.3

The Supplier will be liable for Non-Conforming Goods where the nonconformity is discovered or occurs during the Warranty Period, provided however that such time limitation shall not apply for such Non-Conforming Goods

(i)	that may cause or has caused damage or poses a significant threat of damage to property or to the health or safety of any person, or

(ii)

that result in a Field Service Action that Buyer or its Affiliates reasonably determine must be performed, either mandated by or voluntarily agreed upon by the Buyer or its Affiliates, to comply with law or any requirement of an Authority.

14.4	The warranties by the Supplier stated in this section 14 shall survive any inspection, testing, delivery or acceptance of, or payment by the Buyer for, the Goods.

14.5	The warranties by the Supplier stated in this section 14 are subject to the below limitations. The Supplier shall be under no liability of any Non-Conforming Goods:

(i)	resulting from any design specification provided solely by the Buyer with respect to Build-To-Print Goods,

(ii)	resulting from normal wear and tear, willful damage, and negligence outside of the Supplier’s, or any of its Sub-tier Supplier’s, control, or

(iii)

if the Buyer fails to notify the Supplier of the Non-Conforming Goods within [***] of the non-conformance becoming apparent to the Buyer. In case of a Systematic Non-Conformity, a non-conformance shall be deemed apparent to the Buyer only when there is a Defect Trend. The Supplier will be deemed to have been notified if a notice of Non-Conforming Goods is made in a Buyer electronic system to which Supplier has or has been offered access.

15	SUPPLIER’S LIABILITY FOR NON-CONFORMING DELIVERIES

15.1	Delays and incorrect quantities

15.1.1	The Supplier shall promptly notify the Buyer of

(i)	anything that will or might result in any Delay or the Supplier’s inability to fulfil the quantities stated in Purchase Order(s) or Call-Off(s), and

(ii)	how the Supplier intends to minimize its effect.

15.1.2

The Buyer may reject and/or return at the Supplier’s expense all or part of a delivery of Goods received in excess of the quantity in Purchase Order(s) or Call-Off(s) as stated for actual delivery. If the Buyer issues a Quality Reject on such Goods under this section 15.1.2, [***]. The parties agree that such amounts are not a penalty.

15.1.3	If a Delay occurs, the Buyer may

(i)

terminate, in whole or in part, the Purchase Agreement in accordance with section 24.1.1 and any agreement with the Supplier for purchase of other goods that the Buyer does not need because of the Delay, and

(ii)	make substitute purchases from other supplier(s).

15.1.4	The Supplier shall indemnify the Buyer, its Affiliates, and their directors, officers, and employees against all Losses arising out of the Delay.

15.1.5	Without limiting other remedies available to the Buyer, if a Delay occurs

(i)

with respect to Goods ordered by the Buyer under a Lump-Sum Purchase Order and that Delay is attributable to the Supplier or any of its Sub-tier Suppliers, the Supplier shall pay the Buyer liquidated damages for that Delay equal to the amount of [***] of the total price stated in the relevant Purchase Order for each complete week of delay up to a maximum of [***] of the total price stated in the relevant Purchase Order in the aggregate, or

(ii)

with respect to Goods ordered by the Buyer under a Blanket Purchase Order and that Delay is attributable to the Supplier or any of its Sub-tier Suppliers, the Supplier shall pay the Buyer liquidated damages for that Delay equal to an amount as stated in the relevant Buyer Instruction.

The parties agree that such amounts are not a penalty.

15.2	Non-Conforming Goods

15.2.1

The Supplier shall promptly notify the Buyer of any Non-Conforming Goods of which it has knowledge and any measures that the Supplier is taking or proposes taking to remedy or minimize the effect of that nonconformity.

15.2.2	If the Supplier delivers any Non-Conforming Goods, the Buyer may demand that the Supplier either

(i)	performs immediate rectification, or

(ii)	promptly delivers substitute conforming Goods.

If the Buyer issues a Quality Reject on such Goods under this section 15.2.2, the Supplier shall pay the Buyer liquidated damages equal to an amount as stated in the relevant Buyer Instruction. The parties agree that such amounts are not a penalty.

15.2.3

If the Supplier is unable to perform immediate rectification or deliver substitute conforming Goods in accordance with section 15.2.2, as the case may be, or if doing so would interfere with the Buyer’s operations, the Buyer may at the Supplier’s expense

(i)	do whatever is required to repair the Goods, or

(ii)

reject, in whole or in part, the delivery and/or terminate, in whole or in part, the Purchase Agreement in accordance with section 24.1.1 and any agreement with the Supplier for purchase of other goods which the Buyer does not need because of the Non-Conforming Goods, and to make substitute purchases from other supplier(s).

15.2.4	The Supplier has a right to perform rectification of Non-Conforming Goods only if the Supplier can perform that rectification

(i)	at its premises, or, subject to the Buyer’s approval, at the Buyer’s site,

(ii)	without causing disruption or delay to the Buyer or its Affiliates processes, and

(iii)	within the deadline established by the Buyer.

If the Buyer or its Affiliates have started to use any Non-Conforming Goods (including any preassembly, fitment or distribution to third parties) the Supplier shall have no right to perform rectification of that Non-Conforming Goods and the Buyer will, at its sole discretion, decide what actions to take to perform rectification.

15.2.5

The Supplier shall indemnify the Buyer, its Affiliates, and their directors, officers, and employees against all Losses arising out of the Non-Conforming Goods, including, but not limited to, all Losses arising out of a Field Service Action.

15.2.6	Subject to section 14.3, the Supplier’s warranty, as to any Goods that are repaired or replaced in accordance with this section 15.2, shall

(i)	continue to apply to such Goods for the full remaining balance of the original Warranty Period of the Goods as originally delivered, or

(ii)	apply to such Goods for the Warranty Period applicable for Service Parts, whichever period is longer.

15.3	Field Service Actions

15.3.1	Only the Buyer may decide if to conduct a Field Service Action and how to conduct it, whether or not such Field Service Action is

(i)	required by law or an Authority (either mandated by or voluntarily agreed upon by the Buyer or its Affiliates), or

(ii)	initiated independent of any Authority for any reason.

15.3.2

If the Buyer determines a Field Service Action is necessary to remedy Non-Conforming Goods, the Buyer shall promptly inform the Supplier, but the Buyer’s failure to do so will not affect the Supplier’s liability for Non-Conforming Goods.

15.3.3

If the Buyer so elects, the Supplier shall pay the Buyer [***] of [***] which the Buyer incurs in connection with a Field Service Action, [***] the aggregate [***] under the Purchase Agreement for the Goods that is subject of the Field Service Action, if

(i)	the Buyer has determined in good faith that the Supplier is likely [***], taking into account all relevant information then available, including the Buyer’s and the Supplier’s [***], and

(ii)	in the [***] after start of that Field Service Action the Buyer and the Supplier have not agreed in writing on how to [***].

For purposes of this section 15.3.3, actual costs will be limited to the cost of parts and labor (including consultants, advisors and subcontractors) incurred by the Buyer and its Affiliates, calculated in accordance with the relevant Buyer Instruction. If the Supplier makes an interim payment under this section 15.3.3, neither the Buyer nor the Supplier will be deemed to have

(i)

admitted that the interim amount (or the maximum amount) of that Field Service Action determined in accordance with this section 15.3.3 is the amount for which the Supplier is ultimately liable in connection with that Field Service Action, or

(ii)	waived any right against the other party relating to those Non-Conforming Goods.

16	PROTECTION OF SUPPLY

16.1	The Supplier shall promptly notify the Buyer of

(i)	any inability on its part, or the part of a Sub-tier Supplier, to perform their respective obligations under the Purchase Agreement, and

(ii)	its breach of the Purchase Agreement.

16.2

The Supplier shall maintain a disaster recovery plan that includes emergency back-up capacity and record-protection and recovery. At the Buyer’s written request, the Supplier shall provide the Buyer a reasonably detailed description of its disaster recovery plan.

16.3

The Supplier shall notify the Buyer at least [***] in advance of expiration of a Supplier collective bargaining agreement or other labor contract and shall promptly notify the Buyer of any potential labor dispute involving or affecting the Supplier that could affect the Buyer’s operations or the supply of Goods under the Purchase Agreement. The Supplier shall include in any such notice its plan to avoid adverse effects to the Buyer’s operations or to ensure that the Buyer’s purchase of Goods will be met without disruption for at least [***] after expiration of the collective bargaining agreement or labor contract or commencement of that labor dispute. After so notifying the Buyer, the Supplier shall keep the Buyer informed of any changes to that plan and its labor situation.

17	WORK ON BUYER PREMISES

17.1

If the Supplier performs any work on the premises of the Buyer or its Affiliates, or utilizes any property owned or leased by the Buyer or its Affiliates (whether on or off the premises of the Buyer or its Affiliates), the Supplier shall indemnify the Buyer, its Affiliates, and their directors, officers, and employees against any Losses for damages to any property or injuries (including death) arising out of the Supplier’s performance of work or use of the property of the Buyer or its Affiliates, except for any such liability, claim, or demand arising out of negligence of the Buyer, its Affiliates, or their directors, officers, or employees.

18	TOOLING

18.1	General

18.1.1	The Supplier shall at its expense do the following regarding Tooling in its possession, regardless of who owns it:

(i)	maintain it in the condition necessary to produce the Goods, repairing it and replacing it as required by wear-and-tear and damage,

(ii)	properly store it,

(iii)	refrain from comingling it with property owned by the Supplier or others,

(iv)	refrain from modifying or replacing it without the Buyer’s prior written approval,

(v)

for a period of [***] following the end of Buyer’s serial production for which that Tooling is used, maintain it in the condition necessary for the continued supply of Service Parts and Components under a Blanket Purchase Order. The Supplier will no longer be required to maintain such Tooling after that [***] period has ended, unless the parties otherwise agree in writing.

18.1.2	The Supplier shall enter into a contract with each Sub-tier Supplier under which the Sub-tier Supplier is obligated to maintain Tooling in accordance with terms corresponding to section 18.1.1.

18.2	Buyer-Owned Tooling

18.2.1

If the Buyer purchases Tooling from the Supplier, title to that Tooling (“Buyer-Owned Tooling”) will pass to the Buyer when the Buyer issues a Prototype Tool Order or Production Tool Order for that Tooling and the Supplier fabricates or purchases that Tooling, regardless of whether the Buyer has paid the Supplier for that Tooling. The Buyer will not be required to pay for that Tooling until the Tooling has been completed as stated in section 18.2.8. Upon Buyer’s payment for that Tooling, the Supplier grants, and shall cause its Affiliates to grant, to the Buyer and its Affiliates a world-wide, non-exclusive, fully paid-up, sub- licensable license to IPR of the Supplier, if any, to use that Tooling only for producing Goods or Components, as applicable, for the Buyer and its Affiliates.

18.2.2	The Supplier will be responsible for insuring Buyer-Owned Tooling.

18.2.3	The Supplier will bear the risk of loss and damage to Buyer-Owned Tooling beyond reasonable wear and tear.

18.2.4

The Supplier shall permit, and cause its Sub-tier Suppliers to permit, the Buyer to enter the Supplier’s and its Sub-tier Supplier’s premises at any time of the day with no advance notice to inspect, retrieve, or recover the Buyer-Owned Tooling and related Supplier records.

18.2.5

At the Buyer’s written request, the Supplier shall promptly release Buyer-Owned Tooling to the Buyer or deliver it, including information stated in section 18.2.7 (if not already delivered) and other material related to that Buyer-Owned Tooling, to the Buyer at any location designated by the Buyer, properly packed and marked in accordance with the requirements of the carrier selected by the Buyer. The Buyer shall reimburse the Supplier the reasonable cost of so delivering Buyer-Owned Tooling.

18.2.6

When permitted by law, the Supplier waives any liens, claims, encumbrances, interests, or other rights that the Supplier has with respect to Buyer-Owned Tooling for work performed on that Buyer-Owned Tooling or for any other reason.

18.2.7	No later than when samples of the Goods are produced using Buyer-Owned Tooling, the Supplier shall provide the Buyer with

(i)	drawings, CAD-data (e.g. 3D-data-models) and other technical information in a format customary in the industry required to install, assemble, maintain, and use that Buyer-Owned Tooling,

(ii)	a complete list of that Buyer-Owned Tooling and a document identifying where it is located, and

(iii)	information on the manufacturer of such Buyer-Owned Tooling.

18.2.8	Buyer-Owned Tooling will be deemed completed when the Buyer has approved it as stated in the relevant Buyer Instruction.

18.2.9

At the Buyer’s written request, the Supplier shall promptly provide the Buyer with status reports on construction or acquisition of Buyer-Owned Tooling that identify that Buyer- Owned Tooling and state any subcontractors working on that Buyer-Owned Tooling, the percentage of completion of the Tooling, and the percentage of sunk costs already expended.

18.2.10	The Buyer will not be required to accept Buyer-Owned Tooling unless it is meeting the requirements to produce and capable of meeting the Volume Projections for the Goods, including the Service Parts.

18.2.11

The Supplier shall mark the Tooling as property of the Buyer and as further stated in the relevant Buyer Instruction. The Supplier shall not otherwise mark Buyer-Owned Tooling in a way that might confuse or mislead anyone as to who owns that Buyer-Owned Tooling.

18.2.12	The Supplier shall not relocate Buyer-Owned Tooling without the Buyer’s written consent, except

(i)	in case of emergency, to safeguard that Buyer-Owned Tooling, and

(ii)	for routine maintenance, if the Supplier has notified the Buyer in advance.

18.2.13	The Supplier shall not destroy or scrap Buyer-Owned Tooling without the Buyer’s prior written consent.

18.2.14	Without the Buyer’s prior written consent, the Supplier may not use Buyer-Owned Tooling to produce goods for anyone other than the Buyer and its Affiliates.

18.2.15	The Supplier shall not charge the Buyer more for Buyer-Owned Tooling than an amount equal to the least of

[***]

except that if in the Framework Purchase Agreement the purchase price is explicitly stated to be a fixed price, the Supplier shall charge the Buyer that amount for that Buyer-Owned Tooling.

The Supplier shall permit the Buyer to verify the price of any Buyer-Owned Tooling.

18.2.16

This section 18.2 shall apply with necessary conforming changes with respect to Returnable Containers and other property that is owned by the Buyer and is in the possession or under the control of the Supplier for use under the Purchase Agreement.

18.3	Supplier-Owned Tooling

18.3.1	The Supplier will be responsible for all costs it incurs relating to Tooling owned by the Supplier or its Sub-tier Suppliers (“Supplier-Owned Tooling”).

18.3.2	If the Tooling includes Tooling with an expected life of [***] after the date of start of production using that Tooling, the Buyer will procure the first set of that Tooling.

18.3.3	If the Buyer or any of its Affiliates

(i)	pays, or otherwise compensates, the Supplier for Supplier-Owned Tooling, or

(ii)	has any IPR or Trademarks in Supplier-Owned Tooling, or

(iii)	has any IPR or Trademarks in Goods manufactured using Supplier-Owned Tooling,

the Supplier shall not without the Buyer’s prior written consent use that Supplier-Owned Tooling to produce Goods or Components for anyone other than the Buyer and its Affiliates.

18.3.4

The Supplier hereby grants the Buyer an option to purchase during the term of the Purchase Agreement and for [***] thereafter some or all Supplier- Owned Tooling. If the Buyer exercises this option, the purchase price will equal [***]. The Supplier shall permit the Buyer to verify the Supplier costs and recovered amounts. If the Buyer exercises the option under this section 18.3.4, that Tooling shall become Buyer-Owned Tooling and section 18.2 shall apply. The option under this section 18.3.4 does not include Supplier-Owned Tooling that the Supplier uses, at the date when the Buyer exercises its option, for the manufacture or quality control of goods for supply to other than the Buyer and its Affiliates.

19	SERVICE PARTS AND COMPONENTS

19.1

During serial production of a Buyer product in which Goods are incorporated and for [***] thereafter, the Supplier shall supply the Buyer and its Affiliates with whatever quantities of Service Parts and Components they order. The Supplier shall enter into a contract with each Sub-tier Supplier under which that Sub-tier Supplier is obligated to supply the Buyer and its Affiliates with Service Parts and Components in accordance with term(s) that corresponds to this section 19.1, with any necessary conforming changes.

19.2

During serial production of Buyer products in which the Goods are incorporated, the Supplier shall charge the Buyer and its Affiliates for Service Parts no more than what the Buyer, at the time of the relevant Call-Off, pays for such Goods for use in the relevant serial production.

19.3

For [***], or such period as the parties have agreed in writing, after the end of serial production of Buyer products in which Goods are incorporated, the Supplier shall charge the Buyer and its Affiliates for Service Parts no more than what the Buyer paid for such Goods at the end of the relevant serial production. The Buyer and the Supplier shall negotiate in good faith the price to be paid by the Buyer for Service Parts after that period. If the parties are not able to reach an agreement, the price of Service Parts will equal [***].

19.4	Sections 19.2 and 19.3 shall apply to Components, with necessary conforming changes.

20	FINANCIAL AND OTHER INFORMATION

20.1	Financial information

20.1.1

At the Buyer’s written request, the Supplier shall provide the Buyer promptly after they become available an annual report, including balance sheet, profit and loss statement, and cash flow report, and a Supplier group consolidated annual report. At the Buyer’s written request, the Supplier shall provide the Buyer corresponding documentation on its Sub-tier Suppliers.

20.1.2

At the Buyer’s written request, the Supplier shall promptly provide the Buyer with any additional financial and other business information related to the Supplier and its Affiliates that the Buyer reasonably requires to evaluate the Supplier’s performance under the Purchase Agreement.

20.1.3

If the Supplier enters into composition proceedings, is declared bankrupt, goes into liquidation or for any other reason can be assumed to have become insolvent, the Supplier shall promptly notify the Buyer. The Supplier shall promptly notify the Buyer of any other event that might have a material adverse effect on the Supplier’s financial status or on the Supplier’s performance of its obligations under the Purchase Agreement.

20.1.4

If the Supplier breaches any of its obligations under this section 20.1, the Supplier shall permit the Buyer to perform, at the [***], an audit of the Supplier in accordance with section 22 to evaluate the Supplier’s financial performance.

20.2	Technical and other information

20.2.1

The Supplier shall promptly notify the Buyer via e-mail directed to [***] if it has provided information to an Authority regarding the Goods, including information on potential or actual Non-Conforming Goods. The Supplier shall include in that e-mail

(i)	the date it notified that Authority,

(ii)	which Authority has been notified,

(iii)	what Goods were involved, and

(iv)	the report type.

The obligation shall also apply with respect to goods of a comparable or derivative nature to the Goods.

20.2.2

The Supplier shall promptly notify the Buyer via e-mail directed to [***] if the Supplier has reason to believe it has information on potential or actual Non-Conforming Goods, even if the Supplier has not provided that information to an Authority. The Supplier shall include in that e-mail what Goods were involved.

20.2.3

At the Buyer’s written request, the Supplier shall within [***] provide the Buyer and its Affiliates with access to and copies of any data, materials, or information provided to an Authority relating to the Goods, or any materials or substances used in the Goods or in connection with their production, including any test, manufacturing, field performance, or warranty data.

21	RESPONSIBLE BUSINESS

21.1	Applicable laws and Code of Conduct

21.1.1

Each party shall comply with all applicable laws when performing their obligations under the Purchase Agreement. Without limiting the generality of the foregoing, the Supplier shall, and shall cause its Sub-tier Suppliers to, at all times comply with all applicable laws, regulations and statutory requirements including but not limited to those relating to labor and employment, the environment, competition, data privacy, anti-corruption and bribery and export control and trade sanctions. Additionally, the Supplier shall, at its own expense, obtain and maintain all certifications, authorizations, licenses and permits necessary for it to perform its obligations under the Purchase Agreement.

21.1.2

The Supplier shall comply with the Code of Conduct or similar principles. The Supplier shall ensure that the Code of Conduct or similar principles are communicated and complied with by its employees, subcontractors and Sub-tier Suppliers.

21.2	Environment, substance and materials reporting and compliance

21.2.1

The Supplier acknowledges that it is important to Buyer group that manufacture and sale of Buyer products be as efficient and sustainable as possible in terms of its impact on the environment. The Supplier shall comply with the requirements stated in the relevant Buyer Instruction.

21.2.2

The Supplier shall send the Buyer copies of any information that relates to the Goods, their composition, and any hazardous materials used in making the Goods or that the Buyer reasonably needs to comply with environmental laws, or is needed, to enable compliance with any requirement of an Authority (either mandated or voluntarily agreed upon by the Buyer or any of its Affiliates) relating to the hazardous, toxic or other content or nature of the Goods, or the ability to recycle the Goods or materials in the Goods.

21.2.3

The Supplier shall comply with the Buyer’s requirements relating to use (or prohibition on use) of certain materials and substances in the Goods and utilize and comply with the Buyer’s reporting processes and requirements relating to any data, materials or other information described in section 21.2.1, as well as sustainability data, as stated in the relevant Buyer Instruction.

21.3	Export control, trade sanctions and customs rules

21.3.1	The Supplier shall obtain and maintain any export license(s) required to sell Goods to the Buyer.

21.3.2

The Supplier shall provide the Buyer with all other information and documentation necessary or useful for the Buyer to comply with laws relating to import, export or re-export of Goods. Before the parties agree on the final Technical Specification, the Supplier shall provide the Buyer with the following information, under EU and/or US laws and regulations or those of other relevant jurisdictions:

(i)	the relevant export control classification numbers (also known as ECCN or dual-use numbers) of the Goods,

(ii)	the origin of the Goods,

(iii)	the percentage, by value, of the content of the Goods that is of US origin, and the export control classification numbers of any such US-origin content,

(iv)	a description of any trade sanctions that apply to the Goods and/or the Supplier selling Goods to the Buyer,

(v)	the applicable customs classification codes, and

(vi)	at the request of the Buyer

(a)	the Supplier’s declaration for preferential origin in the form required by the Buyer, and

(b)

a copy of the export license (individual or global), or a description of any general license, license exception, exemption, or lack of a licensing requirement (such as “No License Required” or “NLR”) on which the Supplier is relying to lawfully export the Goods to the Buyer.

21.3.3

In the event of any changes in any Goods, in the law, in any export licenses, or in the Supplier’s approach to international trade compliance, and as necessary to ensure continued compliance with applicable laws and regulations, the Supplier shall update any information it provides to the Buyer in accordance with section 21.3.2.

21.3.4	The Supplier represents and warrants that the Supplier

(i)	is not, has not been and will not be a Listed Person, and

(ii)	shall not, in the course of performing under the Purchase Agreement

(a)	conduct any business activity, directly or indirectly, with any Listed Person, including by supplying to the Buyer items sourced from a Listed Person,

(b)	conduct any business activity prohibited or restricted under trade sanctions or export control laws applicable to the Buyer, or

(c)	engage in any transaction that evades or attempts to violate restrictions under any trade sanctions or export control laws applicable to the Buyer.

21.4	Protection of Personal Data

21.4.1

The parties shall conduct any processing of Personal Data in compliance with applicable national, federal, state, and international laws and regulations relating to such Personal Data now or hereafter in effect. The parties acknowledge that the intention is that neither party will process Personal Data on behalf of the other party under or in connection with the Purchase Agreement.

21.4.2

Notwithstanding section 21.4.1, if either party anticipates that a party will process Personal Data on behalf of the other party under or in connection with the Purchase Agreement, that party shall promptly notify the other party of that fact. To the extent necessary, the parties to that Purchase Agreement shall then negotiate in good faith amending or supplementing the Purchase Agreement so as to permit that the processing of Personal Data is performed in a way that complies with applicable laws, and neither party shall process Personal Data on behalf of the other until the Purchase Agreement has been so amended or supplemented.

21.5	Anti-corruption

21.5.1	The Supplier represents and warrants that the Supplier and its directors and officers:

(i)

have conducted and will conduct their operations and transactions, in particular those related to the Purchase Agreement, in compliance with all applicable laws, regulations and rules relating to anti-money laundering, anti-bribery and anti-corruption, including the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, and all other applicable laws prohibiting bribing government officials and private persons (the “Criminal Laws”), and

(ii)

are not, have not been within a five (5) year period prior to the date of the Framework Purchase Agreement and will not be condemned or sentenced by any judicial or administrative authority for any corrupt or illegal practice under the Criminal Laws.

21.5.2

The Supplier represents and warrants that the Supplier and its Affiliates have implemented policies and procedures aiming at preventing corruption and bribery, including effective sanctions against any activity of its directors, officers and employees that might be considered a corrupt or illegal practice under the Criminal Laws.

21.6	Consequences of non-compliance

21.6.1

The Supplier shall promptly notify the Buyer any breach of the terms of this section 21. Failure by the Supplier and its directors, officers and employees to comply with the terms of section 21 shall always be deemed to constitute a material breach of the Purchase Agreement and

(i)

result in the Supplier having to take necessary remedies and indemnify the Buyer, its Affiliates, and their directors, officers, and employees from any and all Losses resulting from or arising out of or relating to such failure to comply with obligations under this section 21, and

(ii)	give the Buyer a right to terminate, in whole or in part, the Purchase Agreement pursuant to section 24.1.1.

22	AUDIT RIGHTS

22.1

The Supplier shall permit, and shall cause its Sub-tier Suppliers to permit, one or more of the Buyer and its designated representatives to conduct an audit of, and inspect the premises of, the Supplier and its Affiliates and Sub-tier Suppliers, on at least [***] notice to determine whether the Supplier has complied with its obligations under the Purchase Agreement. If the Buyer reasonably believes that advance notice will interfere with the Buyer verifying whether the Supplier has complied with its obligations under the Purchase Agreement, the Supplier will permit an audit without prior notice. The Buyer will be responsible for the cost of each such audit, unless the audit shows that the Supplier has breached one or more obligations under the Purchase Agreement, in which cases the Supplier will be responsible for the cost of any such audit.

22.2

The Supplier shall cooperate with, and shall cause its Affiliates and Sub-tier Suppliers to cooperate with, the Buyer and its designated representatives in conduct of an audit under this section 22 and shall provide, and shall cause its Affiliates and Sub-tier Suppliers to provide, the Buyer with access to all premises, information and personnel that the Buyer reasonably requests to have access to. The Supplier may withhold information only if the Supplier demonstrates that disclosing that information would be unlawful, would violate stock exchange regulations, or would breach a confidentiality obligation contained in a contract between the Supplier and anyone other than one of its Affiliates or a Sub-tier Supplier.

22.3

During the term of the Purchase Agreement and [***] thereafter or as long as required by law, whichever is longer, the Supplier shall maintain, and shall cause its Affiliates and Sub-tier Suppliers to maintain, in accordance with best practices in the industry, sufficient records to allow the Buyer to determine whether the Supplier has complied with its obligations under the Purchase Agreement.

23	ADVERTISING, PUBLICITY AND NEWS RELEASES

23.1

The Supplier shall not disseminate publicly advertising or promotional materials mentioning the Buyer, its Affiliates, Trademarks of the Buyer or its Affiliates or Goods without the Buyer’s prior written consent in accordance with the relevant Buyer Instruction.

23.2

The Supplier shall not disseminate publicly news releases and other forms of publicity mentioning the Buyer, its Affiliates, Trademarks of the Buyer or its Affiliates or Goods without the Buyer’s prior written consent in accordance with the relevant Buyer Instruction.

24	TERMINATION

24.1	Termination for cause by Buyer

24.1.1	The Buyer may terminate a Purchase Agreement in accordance with sections 7.1.2, 13.7, 15.1.3, 15.2.3, 21.6.1 and 26.4.

24.1.2	The Buyer may terminate the Purchase Agreement, in whole or in part, upon Written Notice to the Supplier:

(i)

if the Supplier fails to comply with any requirement(s) of the Purchase Agreement. If the noncompliance relates to an obligation of the Supplier that is, in the opinion of the Buyer, capable of cure as stated in section 24.1.3, the Buyer may terminate under this section 24.1.2 only if the Supplier has failed to timely cure the noncompliance (as described in section 24.1.3),

(ii)	if Control of the Supplier, or the Supplier’s ultimate parent company, changes. For purpose of this section 24.1.2 a change of Control includes

(a)

the sale or lease of the Supplier’s assets used for the production of the Goods, provided that such sale or lease is not made solely for the purpose of restructuring the Supplier’s financial arrangements, or

(b)

exchange of a substantial portion of the Supplier’s assets used for the production of the Goods, provided that such exchange is not made solely for the purpose to maintaining or increasing the Supplier’s manufacturing, technical or quality capabilities.

The Supplier will provide the Buyer with Written Notice of a change of Control within [***] after the change of Control has become effective. The Buyer will have [***] from the date of the Supplier’s Written Notice within which to notify the Supplier of its decision to terminate the Purchase Agreement and the effective date of the termination, which will be no sooner than [***] from the date of Buyer’s notice, or

(iii)	if the Supplier

(a)	becomes insolvent,

(b)	files a voluntary petition in bankruptcy,

(c)	has an involuntary petition in bankruptcy filed against it,

(d)	has a receiver, administrator, custodian or trustee appointed over the Supplier or its assets, or

(e)	executes an assignment for the benefit of its creditors.

In each case, the Supplier is liable for all actual costs incurred by the Buyer, including those for attorneys, experts, consultants and other professionals.

24.1.3

For all failures by the Supplier to comply with the requirements of the Purchase Agreement, the Buyer may, at its sole discretion, require the Supplier to within [***] (or less if commercially reasonable under the circumstances) after the Buyer’s notice in writing to the Supplier specifying the failure to cure the nonperformance.

24.1.4

A termination as stated in this section 24.1 is effective on a date stated by the Buyer in the Written Notice that is not later than [***] after the date of that notice, unless otherwise agreed by the parties.

24.1.5	No termination of the Purchase Agreement will relieve the Supplier of any breach of, or any other liability accrued under, the Purchase Agreement.

24.2	Termination for cause by Supplier

24.2.1	The Supplier may, subject to section 27.6, terminate the Purchase Agreement, in whole or in part, upon Written Notice to the Buyer:

(i)	in accordance with section 26.4,

(ii)	if the Buyer materially breaches

(a)	section 28.7,

(b)	section 13.3 and that breach causes a [***] impact on the Supplier,

(c)	section 12.1 with respect to Confidential Information of significant importance to the Supplier, or

(iii)	if the Buyer

(a)	becomes insolvent,

(b)	files a voluntary petition in bankruptcy,

(c)	has an involuntary petition in bankruptcy filed against it,

(d)	has a receiver, administrator, custodian or trustee appointed over the Buyer or its assets, or

(e)	executes an assignment for the benefit of its creditors.

In each case, the Buyer is liable for all actual costs incurred by the Supplier, including those for attorneys, experts, consultants and other professionals.

24.2.2

Notwithstanding section 24.2.1, the Buyer shall have [***], after receipt of Written Notice from the Supplier in accordance with section 24.2.1, in which to cure the basis for such notice, and the Purchase Agreement shall not terminate if the Buyer cures such basis within said cure period.

24.3	Termination without cause

24.3.1

A party may terminate a Purchase Agreement, in whole or in part, at any time and for any reason, based on a Blanket Purchase Order upon [***] Written Notice to the other party, provided that, if the Purchase Agreement is terminated by the Supplier, a condition for such termination is that the Supplier gives such Written Notice sufficiently in advance, which may be more than [***], to enable the Buyer to secure an alternative and acceptable supplier of goods equivalent to the Goods to prevent suspension of the Buyer’s serial production.

24.3.2

The Buyer may terminate a Purchase Agreement, in whole or in part, at any time and for any reason, based on Lump-Sum Purchase Order, upon Written Notice to the Supplier. Except as stated in section 24.2, the Supplier may not terminate a Purchase Agreement, in whole or in part, based on a Lump-Sum Purchase Order.

24.3.3

Notwithstanding section 24.3.1, the Buyer may terminate a Purchase Agreement, in whole or in part, at any time and for any or no reason, based on a Blanket Purchase Order upon notice in writing to the Supplier, subject to section 24.3.5.

24.3.4	A termination as stated in section 24.3.1, 24.3.2 or 24.3.3

(i)	will not result in the termination of any Framework Purchase Agreement, unless otherwise stated by the Buyer in the notice of termination, and

(ii)	will be effective as of the date stated in the notice, provided that the effective date of termination pursuant section 24.3.1 shall not be earlier than [***] from the date of the notice.

24.3.5	If the Buyer terminates a Purchase Agreement as stated in section 24.3.2 or 24.3.3, the Buyer will pay the Supplier, subject to section 13.5, as a sole remedy for such termination:

(i)	for unpaid Goods previously delivered that conform to the requirements of the Purchase Agreement,

(ii)	any outstanding balance that the Buyer owes the Supplier for Tooling subject to a Purchase Agreement and that conforms to the requirements of that Purchase Agreement,

(iii)	for undelivered finished Goods that

(a)	conform to the requirements of the Purchase Agreement, and

(b)	were produced in accordance with delivery or Call-Off schedules approved by the Buyer and outstanding as of the date the termination was effective,

provided that such Goods are delivered to the Buyer in accordance with the Purchase Agreement,

(iv)	actual costs that the Supplier incurred before the date of the termination for work-in- process and raw materials that

(a)	are not damaged or destroyed,

(b)	were not purchased by a third party with the Buyer’s prior approval in writing,

(c)	cannot be used by the Supplier to produce goods for itself or other customers, and

(d)	are transferred to the Buyer in accordance with section 24.5.1,

provided, however, that this item (iv) is limited to costs for work-in-process and raw materials that the Supplier acquired to complete quantities of Goods in accordance with delivery or Call-Off schedules approved by the Buyer and outstanding as of the date the termination was effective,

(v)	actual costs incurred by the Supplier in protecting the Buyer’s property pending delivery or return to the Buyer, and

(vi)	other costs stated in the relevant Buyer Instruction.

24.4	Survival

24.4.1

Without limitation of the survivability of any terms hereunder which by their nature would reasonably be construed as surviving any expiration or termination of the Purchase Agreement, sections 1, 3.3-3.5, 10, 12, 14, 15, 18, 19, 20.2, 21.2, 24.5, 25, 27, 28.2, 28.4-28.5 and 28.7-28.9 will survive the expiration or termination of the Purchase Agreement.

24.5	Consequences of termination or expiration

24.5.1	Upon, or in preparation for, the expiration or termination of the Purchase Agreement, the Supplier shall do the following:

(i)	take all actions necessary to protect any of the Buyer’s property in the possession of the Supplier or its suppliers and Sub-tier Suppliers,

(ii)	cooperate with the Buyer to avoid disrupting production and to optimize outstanding deliveries of any Goods ordered under a Purchase Agreement based on a Blanket Purchase Order,

(iii)

upon request from the Buyer, transfer title and possession of the Goods, Tooling owned by the Supplier, work-in-process and raw materials that the Buyer has agreed to acquire from the Supplier and return Tooling and other property of the Buyer,

(iv)	terminate all orders and subcontracts related to work to be performed after the effective date of any expiration or termination, and

(v)

subject to section 24.4, cease all work under the Purchase Agreement after the effective date of any expiration or termination unless the Buyer instructs the Supplier to do, or the parties have agreed, otherwise.

25	SUPPLIER CLAIMS

25.1

To bring against the Buyer a claim arising out of the Purchase Agreement, including a claim arising out of amendments, modifications, deviations or changes as stated in section 7, the Supplier must provide the Buyer with Written Notice of that claim no later than [***] after the Supplier becomes aware of the basis for that claim or [***] after the date of the occurrence giving rise to the relevant claim, whichever is earlier and include in that notice sufficient/ supporting information to permit the Buyer to assess that claim. Without limiting the foresaid, any and all claims by the Supplier against the Buyer, arising out of or in connection with the Purchase Agreement, must be notified by the Supplier for dispute resolution not later than [***] following the date on which such claim was received by the Buyer. The failure to notify within the time(s) stated in the preceding sentences will constitute a waiver by the Supplier of such claim.

25.2	The Buyer will be liable for direct costs incurred by the Supplier only as stated in the relevant Buyer Instruction.

25.3

Unless prohibited by law or the Purchase Agreement, the Buyer has no liability to the Supplier or any of its Affiliates for any indirect or consequential losses, loss of production, loss of product, loss of use, and loss of revenue, profit, or anticipated profit, whether or not the losses were foreseeable at the time of entering into the Purchase Agreement, and whether or not incurred directly or indirectly by the Supplier, any of its Affiliates, or their Sub-tier Suppliers or suppliers.

26	FORCE MAJEURE

26.1

A party shall not be considered in breach of the Purchase Agreement to the extent that such party’s performance of its obligations under the Purchase Agreement is prevented by an event of Force Majeure that arises after conclusion of the Purchase Agreement and which could reasonably not have been foreseen or prevented.

26.2

The party claiming Force Majeure shall promptly inform the other party in writing and shall furnish within [***] thereafter evidence of the occurrence and expected duration of such event of Force Majeure.

26.3

In the event of Force Majeure, the parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such event of Force Majeure. Further, the Buyer shall be entitled

(i)	to acquire the Goods covered by the Purchase Agreement from other sources for the duration of the Supplier’s inability to perform due to the event of Force Majeure, and

(ii)	to reduce without any obligation to the Supplier, the quantity of the Goods stated in the relevant Purchase Order and/or Call-Off.

26.4

If the consequences of the Force Majeure event continue for a period of [***] without a solution acceptable to both parties, the party that is not subject to Force Majeure shall be entitled to immediately terminate the relevant Purchase Agreement, without incurring any liability to the other party as a result.

27	GOVERNING LAW AND DISPUTES

27.1

The Purchase Agreement (including the General Purchase Agreement Documents) shall be governed by and construed in accordance with the laws as stated in section 27.2, without regard to any rules on conflict of laws. The terms stated in the United Nations Convention for the International Sale of Goods (CISG) do not apply to any Purchase Agreement.

27.2	Any disputes arising out of or relating to the Purchase Agreement shall be finally settled as follows:

[***]

27.3

The parties shall keep confidential any arbitral proceedings conducted in accordance with section 27.2, all information disclosed in any such proceedings, and all documents submitted or issued by or on behalf of any of the disputing parties or the arbitrators in any such proceedings, as well as all decisions and awards made or declared in the course of any such proceedings, unless the party to which any such information relates or, in the case of a decision or award, the other disputing parties give their prior written consent. The parties shall not use any such information for any purpose other than conduct of any such proceedings and enforcement of any decision or award.

27.4

Notwithstanding section 27.1 and 27.2, if anyone brings a claim against the Buyer or any of its Affiliates for death, personal injury, or property damage resulting from a defect in the Goods or because of an infringement of IPR or Trademark, or misappropriation of third party confidential information, the Buyer may, at its sole discretion, conduct the court procedures necessary to enforce the indemnification against the Supplier in accordance with these terms. In such case, the laws of the forum state shall govern exclusively the rights and obligations of the Buyer and the Supplier, however only with respect to that specific dispute.

27.5	Nothing in this section 27 prevents a party from applying to a court for any other remedies that are available by law, including specific injunction and interim relief.

27.6	Irrespective of any discussions or disputes between the parties, the Supplier shall always continue to fulfil its undertakings under the Purchase Agreement unless

(i)	the Buyer has given a notice in writing that the Supplier shall discontinue its fulfilments, or

(ii)	a court or an arbitral tribunal (in accordance with this section 27) decides otherwise.

28	MISCELLANOUS

28.1	EDI

28.1.1

The parties have agreed to apply EDI with respect to certain communication. Such EDI shall comply with and the Supplier accepts the terms of that EDI agreement as stated in the relevant Buyer Instruction.

28.2	No waiver

28.2.1

No failure or delay by either party in exercising any right or remedy provided under the Purchase Agreement or by law will constitute a waiver of that or any other right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy. Any amount paid by the Buyer for the Goods will not be deemed to be a waiver of any breach by the Supplier or any amount otherwise due to the Buyer under Purchase Agreement.

28.3	Written Notices

28.3.1

A Written Notice as stated in the Contract Documents must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(i)	at the time and on the date of personal delivery,

(ii)	if sent by e-mail, at the time and on the date indicated on a confirmation of receipt relating to such e-mail,

(iii)	at the time and on the date of delivery if delivered by courier as confirmed in the records of such courier service, or

(iv)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation,

in each case provided that such receipt occurred on a business day at the location of receipt. A notice sent by e-mail will be deemed to have been duly given, only if the recipient has confirmed receipt of such e-mail within [***] calculated from the time of sending such e-mail and in such case the notice will be deemed to have occurred at the time of sending the receipt. An automatic e-mail reply shall not be construed as a confirmation hereunder.

28.3.2	All such notices shall be addressed as stated in the Framework Purchase Agreement.

28.4	[***]

28.4.1	The Buyer will be entitled to [***] that the Supplier is required to pay under the Purchase Agreement, if the Losses that occur exceed the amount of [***].

28.5	Entire agreement

28.5.1

The Purchase Agreement, including the terms of the other documents expressly referred to herein (which are hereby incorporated by reference), constitutes the entire agreement among the parties with respect to the subject matter of the Purchase Agreement and, except as expressly contemplated herein, supersedes all prior agreements, commitments, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of the Purchase Agreement.

28.6	Relationship of the parties

28.6.1

The Supplier, in providing Goods to the Buyer under the Purchase Agreement, is acting as an independent contractor. The Supplier is not an agent of the Buyer or any of its Affiliates and has no authority to represent them as to any matters, except as expressly permitted in the Purchase Agreement. The Purchase Agreement does not constitute a partnership or joint venture.

28.7	Assignment

28.7.1

The parties shall not assign the whole or any part of the Purchase Agreement or any benefit or interest under the Purchase Agreement, without first obtaining the other party’s consent thereto in writing. Notwithstanding the aforesaid, the Buyer may, without the Supplier’s consent, assign the Purchase Agreement to any of its Affiliates.

28.8	Severability

28.8.1

If any term of the Purchase Agreement, or part thereof, is found to be invalid or unenforceable, the remainder of the terms of the Purchase Agreement shall remain in full force and effect and shall be enforceable. The Supplier and the Buyer shall use their commercially reasonable efforts to replace the invalid or unenforceable term by a valid and enforceable one reflecting as closely as possible the original intention of the Supplier and the Buyer.

28.9	Interpretation

28.9.1	Any additional words or phrases other than those stated in section 1.1 that are defined in other sections of these terms will have the meaning stated in that other section.

28.9.2

Words or phrases defined in these terms will have the same meaning in all documents that form part of the Purchase Agreement. Words or phrases defined in any other document being part of the Purchase Agreement will have the meaning stated in that document only if that definition does not constitute an amendment or waiver of any term under these terms.

28.9.3	The table of contents, headings and captions are provided for convenience only and do not create or affect any substantive rights.

28.9.4	Examples are provided for illustrative purposes only.

28.9.5	No term will be construed against the Buyer as the drafting party.

28.9.6

The term “including” means “including without limitation”. The term “days” means calendar days. The term “document” means a document in printed or electronic form. Words in the singular shall include the plural and vice versa.

28.9.7

The English version of any of the General Purchase Agreement Documents will control if the parties disagree over any translation. For the avoidance of doubt, if one or more, but not all, General Purchase Agreement Documents are translated, this shall not be construed (nor imply) that non-translated documents are not applicable.

APPENDIX A

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Appendix A to PMGTC – Page 1 of 1

APPENDIX B

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Appendix B to PMGTC – Page 1 of 1

APPENDIX C

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Appendix C to PMGTC – Page 1 of 1

APPENDIX D

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Appendix D to PMGTC – Page 1 of 1